Prospectus Supplement No. 8 (to Prospectus dated April 19, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-269456

Bridger Aerospace Group Holdings, Inc.

120,277,192 Shares of Common Stock

Up to 26,650,000 Shares of Common Stock Issuable Upon

Exercise of the Warrants

Up to 9,400,000 Warrants

This prospectus supplement updates and supplements the prospectus dated April 19, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-269456). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on May 31, 2024 (the “Current Report”), which is attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (a) up to 120,277,192 shares of our common stock, $0.0001 par value (“Common Stock”), consisting of (i) up to 102,322,388 shares of Common Stock issued or issuable to the direct and indirect equityholders of Legacy Bridger (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus) at an implied equity consideration value of $10.00 per share of Common Stock, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock (as defined in the Prospectus); (ii) up to 5,951,615 shares of Common Stock issuable to the holders of certain restricted stock units that were issued by Legacy Bridger and assumed by us in connection with the closing (the “Closing”) of the Business Combination, which were granted at no cost to the recipients thereof; (iii) up to 2,488,189 shares of Common Stock that were originally issued in a private placement to JCIC Sponsor (as defined in the Prospectus) prior to the JCIC IPO (as defined in the Prospectus) (75,000 of which were subsequently transferred by the JCIC Sponsor to independent directors of JCIC), which were acquired at a purchase price equivalent to approximately $0.003 per share; (iv) up to 115,000 shares of Common Stock originally issued at the Closing to JCIC Sponsor in full consideration of the outstanding $1,150,000 loan balance under the Promissory Note (as defined in the Prospectus) for an equivalent purchase price of $10.00 per share; and (v) up to 9,400,000 shares of Common Stock issuable upon the exercise, at an exercise price of $11.50 per share, of the private placement warrants originally issued in connection with the JCIC IPO (the “Private Placement Warrants”) and (b) up to 9,400,000 Private Placement Warrants originally acquired by JCIC Sponsor in connection with the JCIC IPO for $1.00 per Private Placement Warrant.

The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 26,650,000 shares of Common Stock that may be issued upon exercise of the Warrants (as defined in the Prospectus), including 9,400,000 Private Placement Warrants and 17,250,000 Public Warrants (as defined in the Prospectus).

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on The Nasdaq Global Market under the symbols “BAER” and “BAERW,” respectively. On May 31, 2024, the closing price of our Common Stock was $4.22 and the closing price for our Public Warrants was $0.15.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful of complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2024

Bridger Aerospace Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41603	88-3599336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Aviation Lane Belgrade, Montana	59714
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 813-0079

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BAER	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	BAERW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bridger Aerospace Group Holdings, Inc. (the “Company”) announced the following changes to its executive officers and the Board of Directors of the Company (the “Board”):

On May 31, 2024, McAndrew Rudisill, Chief Investment Officer and a director of the Company, notified the Company of his decision to resign from his position as Chief Investment Officer and from the Board, effective immediately. Mr. Rudisill has confirmed that his resignation is not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. Mr. Rudisill may continue to support the Company and the Board on an informal basis from time to time following his departure from the Company.

Also on May 31, 2024, Todd Hirsch, a director of the Company, notified the Company of his decision to resign from the Board, effective immediately. Mr. Hirsch was a member of the Compensation and Nominating and Corporate Governance Committees of the Board, and by resigning from the Board, Mr. Hirsch has also resigned as a member of such Committees. Mr. Hirsch has confirmed that his resignation is not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

In connection with Mr. Hirsch’s resignation, on May 31, 2024, certain affiliates of Blackstone Inc. (collectively, “Blackstone”) provided written notice to the Company relinquishing Blackstone’s rights under Section 3(b)(i) of that certain Stockholders Agreement, dated as of January 24, 2023, by and among the Company, Blackstone and certain other stockholders of the Company set forth on the signature pages thereto, to nominate directors for election to the Board, effective immediately.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 30, 2024, the Company held its 2024 Annual Meeting of Stockholders (the “Annual Meeting”). The final voting results for each of the matters submitted to a stockholder vote at the Annual Meeting are set forth below.

1.	Election of Directors. The four (4) Class II director nominees named in the Company’s 2024 Annual Meeting proxy statement were elected to serve until the 2027 Annual Meeting of Stockholders and, based upon the following voting results:

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Elizabeth Fascitelli	34,570,261	8,146	6,526,172
Anne Hayes	34,570,473	7,934	6,526,172
Dean Heller	34,288,840	289,567	6,526,172
Robert Savage	34,570,360	8,047	6,526,172

2.	Ratification of Appointment of Independent Registered Accounting Firm. The appointment of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 was ratified based upon the following voting results:

Votes For	Votes Against	Abstentions
41,068,840	34,942	797

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

Dated: May 31, 2024	By:	/s/ James Muchmore
James Muchmore
Chief Legal Officer and Executive Vice President

3